Exhibit (a)(17)


                            Important Information for
                              Celanese Shareholders

                              Extended Offer Period


Initial acceptance period for tendering shares has been extended and will expire
                     March 29, 2004 at 24:00h German time,
                            6:00 p.m. New York time
If you decide to tender your shares, documents must be received by these times.

                      Questions? Call 1-877-750-5836 (U.S.)
                             00-800-5600815 Germany


Additional information related to the offer, including copies of the reasoned opinions of the Board of Management and of the Supervisory Board, and of the solicitation/recommendation statement on Schedule 14D-9, which has been filed by Celanese AG with the U.S. Securities and Exchange Commission is available on One.Celanese.